Exhibit 99.1

Email Message to All MorphoSys Employees Regarding Q4/FY 2023 Financial Results

This email was sent by CEO Jean-Paul Kress, M.D., to all MorphoSys colleagues following publication of the 2023 Financial and Non-financial Annual Reports

Subject: Q4/Full Year 2023 Financial Results

Dear Colleagues,

Yesterday, we reported our financial results for the fourth quarter and full year of 2023. We also simultaneously published our 2023 Financial and Non-financial Annual Reports, the latter of which provides a detailed view into our Environmental, Social and Governance initiatives.

We over-delivered on our key priorities in 2023, advancing our potential best- and first-in-class oncology pipeline. I am deeply appreciative of the hard work and unwavering dedication shown by all of you every day. I take immense pride in all we have accomplished together, and you should as well. Now, because of our momentous progress, we look to hand our promising pipeline over to Novartis. I remain confident that Novartis’ global footprint and leadership in oncology innovation will accelerate the speed and scale with which our clinical programs can address the significant needs of cancer patients.

Pelabresib Combination Improves All Four Disease Hallmarks of Myelofibrosis

Our Phase 3 MANIFEST-2 results were well received at the American Society of Hematology Annual Meeting in December 2023, pointing to a potential paradigm shift in the treatment of myelofibrosis. Patients with myelofibrosis urgently need new options to treat the disease, and pursuing approval for pelabresib, our investigational BET inhibitor, remains our top priority. We are grateful to the team preparing our comprehensive pelabresib submission package, one that we are confident will provide impactful evidence to regulatory agencies. Additionally, we plan to share new MANIFEST-2 data at a scientific congress in the first half of the year and are continuing to advance critical engagements with physicians and patient advocates.

Tulmimetostat Continues to Progress in Phase 2 Study

We are very pleased with the progress of tulmimetostat, our investigational next-generation dual inhibitor of EZH2 and EZH1, which has shown deep responses across a broad array of advanced solid tumors and lymphomas in our Phase 2 study. We plan to present new tulmimetostat data at a scientific congress in the first half of this year as well.

Tafasitamab Worldwide Rights Sold to Incyte

We recently announced the sale and transfer of all tafasitamab worldwide rights to our long-standing collaborator Incyte, a testament to the dedication of our Commercialization, R&D and Technical Operations teams to the franchise. Specifically, we also want to thank our customer-facing field sales colleagues for their commitment and know that they will carry the same level of passion to their future endeavors.

Novartis Public Takeover Offer Closing Process Progresses Steadily

As we progress towards closing the proposed Novartis acquisition, I recognize that this great opportunity was only possible because of our progress, our innovative pipeline, and, most importantly, your valuable contributions. When leaders from Novartis visited our Planegg office last month, the excitement was palpable. Novartis has a stellar track record of bringing novel therapies to market and is eager to bring pelabresib and tulmimetostat into their portfolio.

We are poised to continue the great momentum from last year. Until the proposed acquisition closes, which is expected in the first half of 2024, we must operate independently and maintain focus on our 2024 goals. Every effort we make helps contribute to easing the burdens faced by those affected by cancer, in line with our company mission: More life for people with cancer.

Thank you for everything you do.

Best,

Jean-Paul

Additional Information and Where to Find It

The takeover offer described in this communication (the “Takeover Offer”) has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of MorphoSys AG (the “Company”). The final terms and further provisions regarding the Takeover Offer will be in the offer document once the publication of the offer document by Novartis BidCo AG (formerly known as Novartis data42 AG) (the “Bidder”) has been approved by the German Federal Financial Supervisory Authority (the “BaFin”), after which the offer document will be filed with the U.S. Securities and Exchange Commission (the “SEC”). A solicitation and an offer to buy shares of the Company will be made only pursuant the offer document. In connection with the Takeover Offer, the Bidder and Novartis AG will file a Tender Offer Statement on Schedule TO with the SEC (together with the offer document, an Offer to Purchase including the means to tender and other related documents, the “Takeover Offer Documents”), the Company’s management board and supervisory board will issue a joint reasoned statement in accordance with sec. 27 of the German Securities Acquisition and Takeover Act and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (together with the joint reasoned statement, the “Recommendation Statements”). THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TAKEOVER OFFER DOCUMENTS AND THE RECOMMENDATION STATEMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TAKEOVER OFFER. The Takeover Offer Documents and the Recommendation Statements will be distributed to all stockholders of the Company in accordance with German and U.S. securities laws. The Tender Offer Statement on Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting the Bidder or the Company. Free copies of these materials and certain other offering documents will be made available on the Company’s website in English at morphosys.com/en/investors/Novartis-TakeoverOffer and in German at morphosys.com/de/investoren/Novartis-TakeoverOffer, by mail to MorphoSys AG, Semmelweisstrasse 7, 82152 Planegg, Germany or by phone at +49 89 8992 7179.

In addition to the Offer to Purchase, including the means to tender and certain other Takeover Offer Documents, as well as the Solicitation/Recommendation Statement, the Company files other information with the SEC. The Company’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov and are also available free of charge under the “SEC Filings” section of the Company’s website at www.morphosys.com/en/investors.

In order to reconcile certain areas where German law and U.S. law conflict, Novartis AG and the Bidder expect to request no-action and exemptive relief from the SEC to conduct the Takeover Offer in the manner described in the offer document.

Acceptance of the Takeover Offer by stockholders residing outside Germany and the United States of America may be subject to further legal requirements. With respect to the acceptance of the Takeover Offer outside Germany and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

Forward Looking Statements

This communication contains certain forward-looking statements concerning the Company, the Bidder and the Takeover Offer that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “goal,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this communication, the Company’s forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the Takeover Offer; statements about the expected timetable for the consummation of the Takeover Offer; the Company’s plans, objectives, expectations and intentions; and the financial condition, results of operations and business of the Company and Novartis AG.

The forward-looking statements contained in this communication represent the judgment of the Company as of the date of this communication and involve known and unknown risks and uncertainties, which might cause the actual results, financial condition and liquidity, performance or achievements of the Company, or industry results, to be materially different from any historic or future results, financial conditions and liquidity, performance or achievements expressed or implied by such forward-looking statements. In addition, even if the Company’s results, performance, financial condition and liquidity, and the development of the industry in which it operates are consistent with such forward-looking statements, they may not be predictive of results or developments in future periods. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the Takeover Offer; uncertainties as to how many of the Company’s stockholders will tender their stock in the

Takeover Offer; the possibility that competing offers will be made; the possibility that various conditions for the Takeover Offer may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Takeover Offer; the effects of the Takeover Offer on relationships with employees, other business partners or governmental entities; that the Bidder and Novartis AG may not realize the potential benefits of the Takeover Offer; transaction costs associated with the Takeover Offer; that the Company’s expectations may be incorrect; the inherent uncertainties associated with competitive developments, clinical trial and product development activities and regulatory approval requirements; the Company’s reliance on collaborations with third parties; estimating the commercial potential of the Company’s development programs; and other risks indicated in the risk factors included in the Company’s filings with the SEC, including the Company’s Annual Report on Form 20-F, as well as the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by the Company and the Tender Offer Statement on Schedule TO and related Takeover Offer Documents to be filed by the Bidder and Novartis AG. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this communication. The Company and the Bidder expressly disclaim any obligation to update any such forward-looking statements in this communication to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements, unless specifically required by law or regulation.